                                                                   EXHIBIT 17(p)


[LOGO] Merrill Lynch Investment Managers

Annual Report
July 31, 2001

Merrill Lynch
Massachusetts
Municipal Bond Fund

www.mlim.ml.com

Merrill Lynch Massachusetts Municipal Bond Fund                    July 31, 2001

DEAR SHAREHOLDER

The Municipal Market Environment

In recent months, investors' attention has been largely focused on weak US economic growth, volatile US equity markets, and most importantly, the Federal Reserve Board's responses to these factors. For the six-month period ended July 31, 2001, US economic growth remained weak despite repeated actions by the Federal Reserve Board to bolster US economic activity and consumer confidence. US economic activity, as measured by gross domestic product (GDP), grew 1.3% during the first quarter of 2001, while the second quarter's GDP recently was estimated at 0.7%. The Federal Reserve Board, at each of its meetings this year, lowered short-term interest rates to foster greater economic growth. In the first seven months of 2001, the Federal Reserve Board lowered short-term interest rates from 6.50% to 3.75%. Lower short-term interest rates should boost economic growth by allowing businesses to finance daily operations and company expansions more easily. Lower interest rates also can reduce mortgage rates, making housing more affordable to consumers, lifting both housing and related home furnishing industries.

Despite considerable weekly and monthly volatility, fixed-income bond yields for the six months ended July 31, 2001 were little changed from their late January 2001 levels. Yields initially declined into March before rising in early May and declined again for the remainder of the July period. Citing weakening employment, declines in business investment and profits and continued modest consumer spending, the Federal Reserve Board lowered short-term interest rates on a monthly basis through April 2001. Long-term taxable fixed-income interest rates responded by declining to recent historic lows. By late March, long-term US Treasury bond yields declined approximately 25 basis points (0.25%) to 5.26%.

Initially, equity markets, especially the NASDAQ, rallied strongly expecting the Federal Reserve Board to take whatever action was necessary to restore both economic growth and corporate profitability. During late April and May 2001, many investors reallocated assets out of US Treasury securities back into equities. Corporate treasurers also issued significant amounts of taxable debt to take advantage of historically low interest rates. These higher-yielding issues helped reduce the demand for US Treasury obligations. Additionally, a strong Producer Price Index released in early May ignited smoldering inflationary fears among many investors. These investors believed that the 250 basis point decline in short-term interest rates by the Federal Reserve Board through May would eventually rekindle a strong US economy with concomitant inflationary pressures. As a result of these factors, US Treasury bond prices declined sharply and yields rose to 5.90% by mid-May 2001.

However, in early June, a report was issued stating that US manufacturing remained weak. Additionally, large numbers of US companies began to release weaker-than-expected earnings reports that pushed equity prices lower. These factors combined to renew investor demand for US Treasury issues and bond prices began to rise. The fixed-income markets continued to improve in late June and throughout July as equities remained under considerable pressure. A sizeable decline in national employment released in early July also served to emphasize the ongoing decline in economic activity despite the Federal Reserve Board's easing of monetary policy in 2001. Weak foreign economies, particularly in Japan and Argentina, also bolstered investor demand for US Treasury obligations. The resultant positive market environment saw US Treasury yields decline to end July 2001 at 5.52%, essentially unchanged from their January 2001 closing yields of 5.50%.

During the six months ended July 31, 2001, the tax-exempt bond market also reacted to both the Federal Reserve Board's monetary policy and equity market volatility. However, its reaction was far more muted both in intensity and degree. The equity market rally in April and early May, combined with the possibility that the Federal Reserve Board was close to the end of its current interest rate reduction cycle, initially pushed municipal bond yields higher. By late May, as measured by the Bond Buyer Revenue Bond Index, long-term tax-exempt bond yields rose to 5.65%, an increase of approximately 15 basis points from the end of January 2001 levels. However, during June and July 2001, both institutional and retail investor demand for tax-exempt securities significantly increased. For the remainder of the period, the municipal bond market was able to respond positively to this increased demand and long-term tax-exempt bond yields declined to 5.40% by July 31, 2001, a five

Merrill Lynch Massachusetts Municipal Bond Fund                    July 31, 2001

basis point decline in long-term municipal bond yields from January 2001 levels.

The recent relative outperformance of the tax-exempt bond market has been particularly impressive given the dramatic increase in long-term municipal bond issuance during the six month period ended July 31, 2001. Historically, low municipal bond yields have continued to allow municipalities to refund outstanding, higher-couponed debt. Also, as yields began to rise in early April, tax-exempt issuers rushed to issue new financing, fearing higher yields in the coming months. During the past six months, almost $145 billion in long-term tax-exempt bonds was issued, an increase of more than 40% compared to the same 12-month period a year ago. During July 2001, tax-exempt bond issuance was particularly heavy with more than $75 billion in long-term municipal bonds underwritten, an increase of more than 45% compared to the same period a year ago.

Historically, early July has often been a period of weak investor demand for tax-exempt products. Seasonal tax pressures, particularly in April, often result in the liquidation of municipal securities to meet Federal and state tax payments. In recent months, there was no appre ciable selling by retail accounts. However, it was recently noted that thus far in 2001, net new cash inflows into municipal bond mutual funds reached $4 billion. The same 12-month period a year ago saw net new cash outflows of more than $13 billion. This suggests that the positive technical structure of the municipal market remains intact. Also, the months of June and July have tended to be periods of strong retail demand in response to the large coupon income payments and proceeds from bond maturities and early redemptions these months generated. Analysts estimated that investors received more than $60 billion in such proceeds in June and July 2001. Given continued weak equity markets, much of these monies were reinvested in tax-exempt products, increasing an already strong demand. Additionally, short-term municipal interest rates moved lower in response to the easier Federal Reserve Board monetary policy. Seasonal tax pressures kept short-term interest rates artificially high, although not as high as in recent years. As these pressures abated, short-term municipal interest rates declined to approximately 2.5%. As interest rates declined, investors extended maturities to take advantage of the steep municipal bond yield curve. All of these factors contributed to a very positive technical environment for municipal bonds in recent months. It is likely that much of this positive environment may continue in the coming months.

Looking forward, the municipal market's direction is uncertain. Should the US economy materially weaken into late summer, the Federal Reserve Board may be forced to ease monetary conditions to a greater extent than financial markets currently expect. The prospect of two or three additional interest rate easings is likely to push fixed-income bond yields, including municipal bonds, lower. However, should the cumulative 300 basis point decline in short-term interest rates by the Federal Reserve Board so far this year, in addition to the economic stimulus expected to be generated by recent Federal tax reform, combine to restore consumer confidence and economic activity, tax-exempt bond yields are unlikely to decline further. Given the strong technical position of the municipal bond market, however, the tax-exempt market is likely to continue to outperform its taxable counterpart in the near future.

Fiscal Year in Review

For the 12 months ended July 31, 2001, the Fund's Class A, Class B, Class C and Class D Shares had total returns of +9.99%, +9.44%, +9.34% and +9.88%, respectively. This compares to the +10.08% return of the unmanaged benchmark Lehman Brothers Municipal Bond Index for the same period. The Fund's results also fell slightly short of the Lipper, Inc. average of other Massachusetts tax-exempt mutual funds. (Fund results shown do not reflect sales charges and would be lower if sales charges were included. Complete performance information can be found on pages 4 and 5 of this report to shareholders.)

Renewed demand for tax-exempt bonds by both retail and institutional investors in recent months has more than offset the 28% increase in debt issuance by the commonwealth and its many political subdivisions through the year just ended. Amidst a generally favorable environment, we sought to enhance the Fund's return to shareholders by maintaining a fully invested position for much of the Fund's fiscal year. More specifically, our strategy was to capitalize on recent

Merrill Lynch Massachusetts Municipal Bond Fund                    July 31, 2001

trends in the tax-exempt market that included a significant shift in the term structure of interest rates as well as a resurgent appetite for credit risk.

The Federal Reserve Board's aggressive campaign to revive a moribund economy has prompted short-term interest rates to fall more sharply than long-term interest rates, causing the term structure of interest rates to become more positively sloped. Under these circumstances, the opportunity exists to leverage income through the use of derivative securities designed to capitalize on historically low borrowing costs as reflected in low short-term interest rates. While we have utilized this strategy for some time, we felt that the present opportunity was compelling enough to warrant increasing exposure further as a means to enhance the Fund's distribution yield. In recognition of the greater volatility associated with these products, great care was taken in selecting appropriate underlying characteristics in order to limit the heightened degree of risk. Furthermore, some of the Fund's more interest rate-sensitive holdings were sold in recent months partly in order to realize gains from market appreciation, but also to reduce the Fund's overall risk profile.

Another development arising from the Federal Reserve Board's aggressive shift in monetary policy in January 2001 was the change in investor sentiment regarding credit risk after more than a year of deteriorating valuations for speculative-grade securities. Encouraged by prospects of steadily declining short-term interest rates, fixed-income investors have demonstrated a renewed appetite for both low investment-grade and speculative-grade credits in anticipation of the stimulative effect of an easier monetary policy. Implicit in the decision to reallocate asset weightings in this manner was the belief that credit spreads already reflect current weak economic conditions. The anticipatory nature of markets suggests that investors are looking beyond present circumstances and are presently beginning to discount an eventual economic rebound. As part of an effort to generate a competitive rate of return, we maintained a modest degree of exposure to low investment-grade credits. Given the improved climate for these types of investments, this exposure has provided an incremental benefit to shareholders in the form of enhanced relative performance.

Looking forward, our strategy will reflect the belief that much of the decline in long-term interest rates has already occurred. However, it also appears likely that a sustained period of muted economic growth accompanied by low inflation and continued accommodation by monetary policymakers will provide a favorable backdrop for fixed-income markets. In view of this outlook, we expect to continue our present strategy, which seeks to provide income enhancement within the context of reduced volatility.

In Conclusion

We appreciate your ongoing interest in Merrill Lynch Massachusetts Municipal Bond Fund, and we look forward to assisting you with your financial needs in the months and years ahead.

Sincerely,


/s/ Terry K. Glenn

Terry K. Glenn
President and Trustee


/s/ Vincent R. Giordano

Vincent R. Giordano
Senior Vice President


/s/ Theodore R. Jaeckel Jr.

Theodore R. Jaeckel Jr.
Vice President and Portfolio Manager

September 6, 2001

Merrill Lynch Massachusetts Municipal Bond Fund                    July 31, 2001

PERFORMANCE DATA

About Fund Performance

      Investors are able to purchase shares of the Fund through the Merrill Lynch Select PricingSM System, which offers four pricing alternatives:

 .     Class A Shares incur a maximum initial sales charge (front-end load) of 4%
      and bear no ongoing distribution or account maintenance fees. Class A Shares are available only to eligible investors.

 .     Class B Shares are subject to a maximum contingent deferred sales charge of 4% if redeemed during the first year, decreasing 1% each year thereafter to 0% after the fourth year. In addition, Class B Shares are subject to a distribution fee of 0.25% and an account maintenance fee of 0.25%. These shares automatically convert to Class D Shares after approximately ten years. (There is no initial sales charge for automatic share conversions.)

 .     Class C Shares are subject to a distribution fee of 0.35% and an account maintenance fee of 0.25%. In addition, Class C Shares are subject to a 1% contingent deferred sales charge if redeemed within one year of purchase.

 .     Class D Shares incur a maximum initial sales charge of 4% and an account maintenance fee of 0.10% (but no distribution fee).

      None of the past results shown should be considered a representation of future performance. Performance results do not reflect the deduction of taxes that a shareholder would pay on fund distributions or the redemption of fund shares. Figures shown in the "Recent Performance Results" and "Average Annual Total Return" tables assume reinvestment of all dividends and capital gains distributions at net asset value on the payable date. Investment return and principal value of shares will fluctuate so that shares, when redeemed, may be worth more or less than their original cost. Dividends paid to each class of shares will vary because of the different levels of account maintenance, distribution and transfer agency fees applicable to each class, which are deducted from the income available to be paid to share holders.

Average Annual Total Return

                                              % Return Without    % Return With
                                                Sales Charge      Sales Charge**
================================================================================
Class A Shares*
================================================================================
One Year Ended 6/30/01                             +10.09%              +5.69%
--------------------------------------------------------------------------------
Five Years Ended 6/30/01                           + 5.27               +4.41
--------------------------------------------------------------------------------
Inception (2/28/92)
through 6/30/01                                    + 6.20               +5.73
--------------------------------------------------------------------------------
 *    Maximum sales charge is 4%.
**    Assuming maximum sales charge.

                                                  % Return           % Return
                                                Without CDSC         With CDSC**
================================================================================
Class B Shares*
================================================================================
One Year Ended 6/30/01                             +9.54%               +5.54%
--------------------------------------------------------------------------------
Five Years Ended 6/30/01                           +4.74                +4.74
--------------------------------------------------------------------------------
Inception (2/28/92)
through 6/30/01                                    +5.66                +5.66
--------------------------------------------------------------------------------
 * Maximum contingent deferred sales charge is 4% and is reduced to 0% after 4 years.
**    Assuming payment of applicable contingent deferred sales charge.

================================================================================
                                                  % Return           % Return
                                                Without CDSC         With CDSC**
================================================================================
Class C Shares*
================================================================================
One Year Ended 6/30/01                             +9.43%               +8.43%
--------------------------------------------------------------------------------
Five Years Ended 6/30/01                           +4.63                +4.63
--------------------------------------------------------------------------------
Inception (10/21/94)
through 6/30/01                                    +5.40                +5.40
--------------------------------------------------------------------------------
 * Maximum contingent deferred sales charge is 1% and is reduced to 0% after 1 year.
**    Assuming payment of applicable contingent deferred sales charge.

================================================================================
                                              % Return Without    % Return With
                                                Sales Charge      Sales Charge**
================================================================================
Class D Shares*
================================================================================
One Year Ended 6/30/01                             +9.98%               +5.58%
--------------------------------------------------------------------------------
Five Years Ended 6/30/01                           +5.16                +4.31
--------------------------------------------------------------------------------
Inception (10/21/94)
through 6/30/01                                    +5.95                +5.31
--------------------------------------------------------------------------------
 *    Maximum sales charge is 4%.
**    Assuming maximum sales charge.

Merrill Lynch Massachusetts Municipal Bond Fund                    July 31, 2001

PERFORMANCE DATA (concluded)

ML Massachusetts Municipal Bond Fund's Class A and Class B Shares--Total Return Based on a $10,000 Investment

A line graph depicting the growth of an investment in the Portfolio's Class A Shares and Class B Shares compared to growth of an investment in the Lehman Brothers Municipal Bond Index. Values are from February 28, 1992 to July 2001:

                                    2/28/92**   7/92       7/93      7/94      7/95      7/96
ML Massachusetts
Municipal Bond Fund+--
Class A Shares*                     $9,600      $10,506    $11,565   $11,711   $12,338   $13,175
ML Massachusetts
Municipal Bond Fund+--
Class B Shares*                     $10,000     $10,922    $11,963   $12,053   $12,634   $13,421
Lehman Brothers Municipal
Bond Index++                        $10,000     $10,694    $11,640   $11,858   $12,791   $13,635

                                    7/97        7/98       7/99      7/00      7/01
ML Massachusetts
Municipal Bond Fund+--
Class A Shares*                     $14,495     $15,353    $15,321   $15,532   $17,084
ML Massachusetts
Municipal Bond Fund+--
Class B Shares*                     $14,691     $15,481    $15,371   $15,503   $16,966
Lehman Brothers Municipal
Bond Index++                        $15,033     $15,934    $16,393   $17,100   $18,824

ML Massachusetts Municipal Bond Fund's Class C and Class D Shares--Total Return Based on a $10,000 Investment

A line graph depicting the growth of an investment in the Portfolio's Class C and Class D Shares compared to growth of an investment in the Lehman Brothers Municipal Bond Index. Values are from October 21, 1994 to July 2001:

                                    10/21/94**   7/95      7/96      7/97      7/98      7/99      7/00      7/01
ML Massachusetts
Municipal Bond Fund+--
Class C Shares*                     $10,000      $10,813   $11,475   $12,536   $13,198   $13,091   $13,190   $14,422
ML Massachusetts
Municipal Bond Fund+--
Class D Shares*                     $9,600       $10,436   $11,132   $12,223   $12,934   $12,895   $13,060   $14,350
Lehman Brothers Municipal
Bond Index++                        $10,000      $11,107   $11,840   $13,054   $13,836   $14,234   $14,848   $16,344

 * Assuming maximum sales charge, transaction costs and other operating expenses, including advisory fees.
**    Commencement of operations.
 + ML Massachusetts Municipal Bond Fund invests primarily in long-term investment-grade obligations issued by or on behalf of the Commonwealth of Massachusetts, its political subdivisions, agencies and instrumentalities and obligations of other qualifying issuers.
++ This unmanaged Index consists of long-term revenue bonds, prerefunded bonds, general obligation bonds and insured bonds. The starting date for the Index in the Class C & Class D Shares' graph is from 10/31/94. Past performance is not predictive of future performance.

Recent Performance Results*

                                                           6-Month        12-Month     Since Inception   Standardized
As of July 31, 2001                                      Total Return   Total Return    Total Return     30-Day Yield
======================================================================================================================
ML Massachusetts Municipal Bond Fund Class A Shares         +3.11%         +9.99%          +77.96%           3.89%
----------------------------------------------------------------------------------------------------------------------
ML Massachusetts Municipal Bond Fund Class B Shares         +2.85          +9.44           +69.66            3.55
----------------------------------------------------------------------------------------------------------------------
ML Massachusetts Municipal Bond Fund Class C Shares         +2.80          +9.34           +44.22            3.45
----------------------------------------------------------------------------------------------------------------------
ML Massachusetts Municipal Bond Fund Class D Shares         +2.96          +9.88           +49.48            3.80
======================================================================================================================

* Investment results shown do not reflect sales charges; results would be lower if a sales charge was included. Total investment returns are based on changes in net asset values for the periods shown, and assume reinvestment of all dividends and capital gains distributions at net asset value on the payable date. The Fund's since inception dates are from 2/28/92 for Class A & Class B Shares and from 10/21/94 for Class C & Class D Shares.

Merrill Lynch Massachusetts Municipal Bond Fund                    July 31, 2001

SCHEDULE OF INVESTMENTS                                           (in Thousands)

S&P       Moody's   Face
Ratings   Ratings   Amount                                       Issue                                                  Value
------------------------------------------------------------------------------------------------------------------------------
Massachusetts--96.7%
------------------------------------------------------------------------------------------------------------------------------
NR*       Aaa       $1,500   Marlborough, Massachusetts, GO, 5.125% due 6/15/2019 (b)                                  $ 1,525
------------------------------------------------------------------------------------------------------------------------------
AA        Aa2        1,000   Massachusetts Bay Transportation Authority Revenue Bonds (General Transportation
                             System), Series A, 7% due 3/01/2021                                                         1,235
------------------------------------------------------------------------------------------------------------------------------
AA        Aa2        1,750   Massachusetts Bay Transportation Authority, Revenue Refunding Bonds (General
                             Transportation System), Series A, 7% due 3/01/2011                                          2,119
------------------------------------------------------------------------------------------------------------------------------
AAA       Aaa          660   Massachusetts Education Loan Authority, Education Loan Revenue Bonds, AMT, Issue E,
                             Series A, 7.375% due 1/01/2012 (a)                                                            696
------------------------------------------------------------------------------------------------------------------------------
AAA       Aaa          865   Massachusetts Educational Financing Authority, Education Loan Revenue Refunding Bonds,
                             AMT, Issue E, 5.85% due 7/01/2014 (a)                                                         918
------------------------------------------------------------------------------------------------------------------------------
AAA       Aaa        1,000   Massachusetts State Development Finance Agency Revenue Bonds (Western New England
                             College), 5.25% due 7/01/2020 (a)                                                           1,022
------------------------------------------------------------------------------------------------------------------------------
                             Massachusetts State Development Finance Agency, Revenue Refunding Bonds:
BBB+      A3         1,750     (Boston University), Series P, 5.45% due 5/15/2059                                        1,745
AA-       Aa3        1,000     (Mount Holyoke College), 5.50% due 7/01/2016                                              1,062
------------------------------------------------------------------------------------------------------------------------------
A1+       NR*        1,100   Massachusetts State, GO (Central Artery), VRDN, Series A, 2.80% due 12/01/2030 (d)          1,100
------------------------------------------------------------------------------------------------------------------------------
AAA       Aaa        1,510   Massachusetts State, HFA, S/F Housing Revenue Bonds, AMT, Series 48,
                             6.35% due 6/01/2026 (e)                                                                     1,580
------------------------------------------------------------------------------------------------------------------------------
AA        Aa3        1,895   Massachusetts State, HFA, S/F Housing Revenue Refunding Bonds, AMT, Series 40,
                             6.65% due 12/01/2027                                                                        1,997
------------------------------------------------------------------------------------------------------------------------------
                             Massachusetts State Health and Educational Facilities Authority Revenue Bonds:
NR*       VMIG1+       600     (Capital Asset Program), VRDN, Series E, 2.75% due 1/01/2035 (d)                            600
AAA       Aaa        5,150     (Medical Center of Central Massachusetts), CARS, Series B, 10.02% due 6/23/2022 (a)(c)    6,186
A1+       VMIG1+       200     (Wellesley College), VRDN, Series G, 2.55% due 7/01/2039 (d)                                200
------------------------------------------------------------------------------------------------------------------------------
                             Massachusetts State Health and Educational Facilities Authority, Revenue Refunding Bonds:
NR*       Ba2          510     (Bay Cove Human Services Issue), Series A, 5.85% due 4/01/2004                              509
AAA       Aaa           85     (Boston College), Series J, 6.625% due 7/01/2021 (b)                                         87
AAA       Aaa        2,000     (Massachusetts General Hospital), Series F, 6.25% due 7/01/2012 (a)                       2,285
NR*       Ca           849     (New England Memorial Hospital), Series B, 6.125% due 7/01/2013 (f)                         119
AAA       Aaa        1,000     (Northeastern University), Series E, 6.55% due 10/01/2022 (e)                             1,058
AAA       Aaa          450     (Stonehill College), Series E, 6.60% due 7/01/2002 (e)(g)                                   475
AAA       Aaa          550     (Stonehill College), Series E, 6.60% due 7/01/2020 (e)                                      578
NR*       A2         1,000     (Wheaton College), Series C, 5.25% due 7/01/2019                                          1,011
------------------------------------------------------------------------------------------------------------------------------
BBB       NR*        1,500   Massachusetts State Industrial Financial Agency, Resource Recovery Revenue Refunding
                             Bonds (Ogden Haven Hill Project), AMT, Series A, 5.60% due 12/01/2019                       1,413
------------------------------------------------------------------------------------------------------------------------------

PORTFOLIO ABBREVIATIONS

To simplify the listings of Merrill Lynch Massachusetts Municipal Bond Fund's portfolio holdings in the Schedule of Investments, we have abbreviated the names of many of the securities according to the list at right.

AMT     Alternative Minimum Tax (subject to)
CARS    Complementary Auction Rate Securities
GO      General Obligation Bonds
HFA     Housing Finance Agency
RIB     Residual Interest Bonds
S/F     Single-Family
VRDN    Variable Rate Demand Notes

Merrill Lynch Massachusetts Municipal Bond Fund                    July 31, 2001

SCHEDULE OF INVESTMENTS (concluded)                               (in Thousands)

S&P       Moody's    Face
Ratings   Ratings   Amount                                      Issue                                                   Value
------------------------------------------------------------------------------------------------------------------------------
Massachusetts (concluded)
------------------------------------------------------------------------------------------------------------------------------
AA+       Aaa       $1,680   Massachusetts State Water Pollution Abatement Trust, Water Pollution Abatement Revenue
                             Bonds (Secured Loan Program), Series A, 6.375% due 2/01/2015                              $ 1,817
------------------------------------------------------------------------------------------------------------------------------
AA        Aa3        6,000   Massachusetts State Water Resource Authority Revenue Bonds, Series A, 6.50% due 7/15/2019   7,259
------------------------------------------------------------------------------------------------------------------------------
NR*       Aaa        1,600   Montachusett, Massachusetts, Regional Vocational Technical School District, GO,
                             5.95% due 1/15/2020 (e)                                                                     1,754
------------------------------------------------------------------------------------------------------------------------------
AAA       Aaa        1,000   Plymouth, Massachusetts, GO, 5.25% due 10/15/2020 (e)                                       1,032
------------------------------------------------------------------------------------------------------------------------------
AAA       Aaa        1,210   Southern Berkshire, Massachusetts, Regional School District, GO, 7% due 4/15/2011 (e)       1,276
------------------------------------------------------------------------------------------------------------------------------
NR*       Baa3       1,500   Springfield, Massachusetts, GO (School Project Loan), Series B, 7.10% due 9/01/2002 (g)     1,599
------------------------------------------------------------------------------------------------------------------------------
Puerto Rico--5.5%
------------------------------------------------------------------------------------------------------------------------------
AAA       Aaa        1,000   Puerto Rico Electric Power Authority, Power Revenue Bonds, Series DD,
                             5.25% due 7/01/2014 (h)                                                                     1,059
------------------------------------------------------------------------------------------------------------------------------
NR*       Aaa        1,300   Puerto Rico Public Finance Corporation Revenue Bonds, RIB, Series 519X,
                             5.50% due 8/01/2018 (c)(e)                                                                  1,466
------------------------------------------------------------------------------------------------------------------------------
Total Investments (Cost--$44,119)--102.2%                                                                               46,782
Liabilities in Excess of Other Assets--(2.2%)                                                                           (1,011)
                                                                                                                       -------
Net Assets--100.0%                                                                                                     $45,771
                                                                                                                       =======
------------------------------------------------------------------------------------------------------------------------------

(a)   AMBAC Insured.
(b)   FGIC Insured.
(c) The interest rate is subject to change periodically and inversely based upon prevailing market rates. The interest rate shown is the rate in effect at July 31, 2001.
(d) The interest rate is subject to change periodically based upon prevailing market rates. The interest rate shown is the rate in effect at July 31, 2001.
(e)   MBIA Insured.
(f)   Non-income producing security.
(g)   Prerefunded.
(h)   FSA Insured.
  +   Highest short-term rating by Moody's Investors Service, Inc.
  *   Not Rated.
Ratings of issues shown have not been audited by Deloitte & Touche LLP.

      See Notes to Financial Statements.

Merrill Lynch Massachusetts Municipal Bond Fund                    July 31, 2001

FINANCIAL INFORMATION

Statement of Assets and Liabilities as of July 31, 2001
---------------------------------------------------------------------------------------------------------------------------------
Assets:            Investments, at value (identified cost--$44,119,360) .........................                    $ 46,782,486
                   Cash .........................................................................                          16,872
                   Receivables:
                     Securities sold ............................................................   $ 3,791,201
                     Interest ...................................................................       449,372
                     Beneficial interest sold ...................................................        75,389         4,315,962
                                                                                                    -----------
                   Prepaid registration fees and other assets ...................................                          26,542
                                                                                                                     ------------
                   Total assets .................................................................                      51,141,862
                                                                                                                     ------------
---------------------------------------------------------------------------------------------------------------------------------
Liabilities:       Payables:
                     Securities purchased .......................................................     5,212,256
                     Beneficial interest redeemed ...............................................        49,191
                     Dividends to shareholders ..................................................        41,368
                     Investment adviser .........................................................        20,515
                     Distributor ................................................................        16,183         5,339,513
                                                                                                    -----------
                   Accrued expenses and other liabilities .......................................                          31,324
                                                                                                                     ------------
                   Total liabilities ............................................................                       5,370,837
                                                                                                                     ------------
---------------------------------------------------------------------------------------------------------------------------------
Net Assets:        Net assets ...................................................................                    $ 45,771,025
                                                                                                                     ============
---------------------------------------------------------------------------------------------------------------------------------
Net Assets         Class A Shares of beneficial interest, $.10 par value, unlimited number of
Consist of:        shares authorized ............................................................                    $     36,817
                   Class B Shares of beneficial interest, $.10 par value, unlimited number of
                   shares authorized ............................................................                         336,970
                   Class C Shares of beneficial interest, $.10 par value, unlimited number of
                   shares authorized ............................................................                          24,065
                   Class D Shares of beneficial interest, $.10 par value, unlimited number of
                   shares authorized ............................................................                          31,161
                   Paid-in capital in excess of par .............................................                      44,854,004
                   Accumulated realized capital losses on investments--net ......................                      (1,818,826)
                   Accumulated distributions in excess of realized capital gains--net ...........                        (356,292)
                   Unrealized appreciation on investments--net ..................................                       2,663,126
                                                                                                                     ------------
                   Net assets ...................................................................                    $ 45,771,025
                                                                                                                     ============
---------------------------------------------------------------------------------------------------------------------------------
Net Asset Value:   Class A--Based on net assets of $3,928,323 and 368,174 shares
                   of beneficial interest outstanding ...........................................                    $      10.67
                                                                                                                     ============
                   Class B--Based on net assets of $35,952,141 and 3,369,698 shares
                   of beneficial interest outstanding ...........................................                    $      10.67
                                                                                                                     ============
                   Class C--Based on net assets of $2,565,179 and 240,645 shares
                   of beneficial interest outstanding ...........................................                    $      10.66
                                                                                                                     ============
                   Class D--Based on net assets of $3,325,382 and 311,612 shares
                   of beneficial interest outstanding ...........................................                    $      10.67
                                                                                                                     ============
---------------------------------------------------------------------------------------------------------------------------------

                   See Notes to Financial Statements.

Merrill Lynch Massachusetts Municipal Bond Fund                    July 31, 2001

Statement of Operations

                                                                                                               For the Year Ended
                                                                                                                    July 31, 2001
---------------------------------------------------------------------------------------------------------------------------------
Investment Income:   Interest and amortization of premium and discount earned ...............                         $ 2,663,076
---------------------------------------------------------------------------------------------------------------------------------
Expenses:            Investment advisory fees ...............................................       $   253,917
                     Account maintenance and distribution fees--Class B .....................           181,569
                     Professional fees ......................................................            72,701
                     Accounting services ....................................................            44,576
                     Printing and shareholder reports .......................................            43,575
                     Transfer agent fees--Class B ...........................................            20,460
                     Account maintenance and distribution fees--Class C .....................            16,656
                     Registration fees ......................................................            11,625
                     Trustees' fees and expenses ............................................             8,247
                     Pricing fees ...........................................................             4,764
                     Account maintenance fees--Class D ......................................             3,152
                     Custodian fees .........................................................             2,592
                     Transfer agent fees--Class A ...........................................             1,874
                     Transfer agent fees--Class D ...........................................             1,510
                     Transfer agent fees--Class C ...........................................             1,504
                     Other ..................................................................             8,377
                                                                                                    -----------
                     Total expenses .........................................................                             677,099
                                                                                                                      -----------
                     Investment income--net .................................................                           1,985,977
                                                                                                                      -----------
---------------------------------------------------------------------------------------------------------------------------------
Realized &           Realized gain on investments--net ......................................                             282,384
Unrealized Gain on   Change in unrealized appreciation on investments--net ..................                           1,931,293
Investments--Net:                                                                                                     -----------
                     Net Increase in Net Assets Resulting from Operations ...................                         $ 4,199,654
                                                                                                                      ===========
---------------------------------------------------------------------------------------------------------------------------------

                     See Notes to Financial Statements.

Merrill Lynch Massachusetts Municipal Bond Fund                    July 31, 2001

Statements of Changes in Net Assets

                                                                                                         For the Year Ended
                                                                                                               July 31,
                                                                                                   ------------------------------
Increase (Decrease) in Net Assets:                                                                      2001             2000
---------------------------------------------------------------------------------------------------------------------------------
Operations:          Investment income--net ...................................................    $  1,985,977      $  2,306,897
                     Realized gain (loss) on investments--net .................................         282,384        (1,728,839)
                     Change in unrealized appreciation on investments--net ....................       1,931,293          (558,007)
                                                                                                   ------------      ------------
                     Net increase in net assets resulting from operations .....................       4,199,654            20,051
                                                                                                   ------------      ------------
---------------------------------------------------------------------------------------------------------------------------------
Dividends &          Investment income--net:
Distributions to       Class A ................................................................        (186,269)         (218,251)
Shareholders:          Class B ................................................................      (1,538,462)       (1,808,290)
                       Class C ................................................................        (114,662)         (126,177)
                       Class D ................................................................        (146,584)         (154,179)
                     In excess of realized gain on investments--net:
                       Class A ................................................................              --           (30,447)
                       Class B ................................................................              --          (283,915)
                       Class C ................................................................              --           (18,997)
                       Class D ................................................................              --           (22,933)
                                                                                                   ------------      ------------
                     Net decrease in net assets resulting from dividends and distributions
                     to shareholders ..........................................................      (1,985,977)       (2,663,189)
                                                                                                   ------------      ------------
---------------------------------------------------------------------------------------------------------------------------------
Beneficial Interest  Net decrease in net assets derived from beneficial
Transactions:        interest transactions ....................................................      (3,002,385)       (9,325,797)
                                                                                                   ------------      ------------
---------------------------------------------------------------------------------------------------------------------------------
Net Assets:          Total decrease in net assets .............................................        (788,708)      (11,968,935)
                     Beginning of year ........................................................      46,559,733        58,528,668
                                                                                                   ------------      ------------
                     End of year ..............................................................    $ 45,771,025      $ 46,559,733
                                                                                                   ============      ============
---------------------------------------------------------------------------------------------------------------------------------

                        See Notes to Financial Statements.

Merrill Lynch Massachusetts Municipal Bond Fund                    July 31, 2001

Financial Highlights

The following per share data and ratios have been derived from information provided in the financial statements.

                                                                                                  Class A
                                                                          -------------------------------------------------------
                                                                                        For the Year Ended July 31,
                                                                          -------------------------------------------------------
Increase (Decrease) in Net Asset Value:                                     2001        2000        1999        1998       1997
---------------------------------------------------------------------------------------------------------------------------------
Per Share            Net asset value, beginning of year ...............   $ 10.17     $ 10.63     $ 11.15     $ 11.07     $ 10.60
Operating                                                                 -------     -------     -------     -------     -------
Performance:         Investment income--net ...........................       .50         .51         .51         .56         .56
                     Realized and unrealized gain (loss) on
                     investments--net .................................       .50        (.39)       (.52)        .08         .47
                                                                          -------     -------     -------     -------     -------
                     Total from investment operations .................      1.00         .12        (.01)        .64        1.03
                                                                          -------     -------     -------     -------     -------
                     Less dividends and distributions:
                      Investment income--net ..........................      (.50)       (.51)       (.51)       (.56)       (.56)
                      In excess of realized gain on investments--net ..        --        (.07)         --          --          --
                                                                          -------     -------     -------     -------     -------
                     Total dividends and distributions ................      (.50)       (.58)       (.51)       (.56)       (.56)
                                                                          -------     -------     -------     -------     -------
                     Net asset value, end of year .....................   $ 10.67     $ 10.17     $ 10.63     $ 11.15     $ 11.07
                                                                          =======     =======     =======     =======     =======
---------------------------------------------------------------------------------------------------------------------------------
Total Investment     Based on net asset value per share ...............     9.99%       1.38%       (.21%)      5.92%      10.02%
Return:*                                                                  =======     =======     =======     =======     =======
---------------------------------------------------------------------------------------------------------------------------------
Ratios to Average    Expenses .........................................     1.02%       1.00%        .95%        .86%        .83%
Net Assets:                                                               =======     =======     =======     =======     =======
                     Investment income--net ...........................     4.75%       5.07%       4.58%       5.02%       5.22%
                                                                          =======     =======     =======     =======     =======
---------------------------------------------------------------------------------------------------------------------------------
Supplemental         Net assets, end of year (in thousands) ...........   $ 3,928     $ 3,930     $ 5,080     $ 5,705     $ 5,757
Data:                                                                     =======     =======     =======     =======     =======
                     Portfolio turnover ...............................    32.60%      25.66%      89.30%      23.32%      24.64%
                                                                          =======     =======     =======     =======     =======
---------------------------------------------------------------------------------------------------------------------------------

                    *Total investment returns exclude the effects of sales
                     charges.

                     See Notes to Financial Statements.

Merrill Lynch Massachusetts Municipal Bond Fund                    July 31, 2001

Financial Highlights (continued)

The following per share data and ratios have been derived from information provided in the financial statements.

                                                                                                    Class B
                                                                          ----------------------------------------------------------
                                                                                         For the Year Ended July 31,
                                                                          ----------------------------------------------------------
Increase (Decrease) in Net Asset Value:                                       2001       2000         1999       1998        1997
------------------------------------------------------------------------------------------------------------------------------------
Per Share           Net asset value, beginning of year ................    $  10.17    $  10.63    $  11.15    $  11.07    $  10.60
Operating                                                                  --------    --------    --------    --------    --------
Performance:        Investment income--net ............................         .44         .46         .45         .50         .51
                    Realized and unrealized gain (loss) on
                    investments--net ..................................         .50        (.39)       (.52)        .08         .47
                                                                           --------    --------    --------    --------    --------
                    Total from investment operations ..................         .94         .07        (.07)        .58         .98
                                                                           --------    --------    --------    --------    --------
                    Less dividends and distributions:
                     Investment income--net ...........................        (.44)       (.46)       (.45)       (.50)       (.51)
                     In excess of realized gain on investments--net ...          --        (.07)         --          --          --
                                                                           --------    --------    --------    --------    --------
                    Total dividends and distributions .................        (.44)       (.53)       (.45)       (.50)       (.51)
                                                                           --------    --------    --------    --------    --------
                    Net asset value, end of year ......................    $  10.67    $  10.17    $  10.63    $  11.15    $  11.07
                                                                           ========    ========    ========    ========    ========
------------------------------------------------------------------------------------------------------------------------------------
Total Investment    Based on net asset value per share ................       9.44%        .86%       (.71%)      5.38%       9.46%
Return:*                                                                   ========    ========    ========    ========    ========
------------------------------------------------------------------------------------------------------------------------------------
Ratios to Average   Expenses ..........................................       1.53%       1.50%       1.46%       1.37%       1.34%
Net Assets:                                                                ========    ========    ========    ========    ========
                    Investment income--net ............................       4.24%       4.56%       4.07%       4.51%       4.71%
                                                                           ========    ========    ========    ========    ========
------------------------------------------------------------------------------------------------------------------------------------
Supplemental        Net assets, end of year (in thousands) ............    $ 35,952    $ 37,035    $ 45,988    $ 51,255    $ 53,336
Data:                                                                      ========    ========    ========    ========    ========
                    Portfolio turnover ................................      32.60%      25.66%      89.30%      23.32%      24.64%
                                                                           ========    ========    ========    ========    ========
------------------------------------------------------------------------------------------------------------------------------------

                   *Total investment returns exclude the effects of sales
                    charges.

                    See Notes to Financial Statements.

Merrill Lynch Massachusetts Municipal Bond Fund                    July 31, 2001

Financial Highlights (continued)

The following per share data and ratios have been derived from information provided in the financial statements.

                                                                                                     Class C
                                                                             ---------------------------------------------------
                                                                                            For the Year Ended July 31,
                                                                             ---------------------------------------------------
Increase (Decrease) in Net Asset Value:                                        2001       2000      1999         1998      1997
--------------------------------------------------------------------------------------------------------------------------------
Per Share            Net asset value, beginning of year ...............      $ 10.16    $ 10.62    $ 11.14     $ 11.06   $ 10.60
Operating                                                                    -------    -------    -------     -------   -------
Performance:         Investment income--net ...........................          .43        .45        .44         .49       .49
                     Realized and unrealized gain (loss) on
                     investments--net .................................          .50       (.39)      (.52)        .08       .46
                                                                             -------    -------    -------     -------   -------
                     Total from investment operations .................          .93        .06       (.08)        .57       .95
                                                                             -------    -------    -------     -------   -------
                     Less dividends and distributions:
                      Investment income--net ..........................         (.43)      (.45)      (.44)       (.49)     (.49)
                      In excess of realized gain on investments--net ..           --       (.07)        --          --        --
                                                                             -------    -------    -------     -------   -------
                     Total dividends and distributions ................         (.43)      (.52)      (.44)       (.49)     (.49)
                                                                             -------    -------    -------     -------   -------
                     Net asset value, end of year .....................      $ 10.66    $ 10.16    $ 10.62     $ 11.14   $ 11.06
                                                                             =======    =======    =======     =======   =======
--------------------------------------------------------------------------------------------------------------------------------
Total Investment     Based on net asset value per share ...............        9.34%       .76%      (.81%)      5.28%     9.25%
Return:*                                                                     =======    =======    =======     =======   =======
--------------------------------------------------------------------------------------------------------------------------------
Ratios to Average    Expenses .........................................        1.63%      1.60%      1.57%       1.47%     1.43%
Net Assets:                                                                  =======    =======    =======     =======   =======
                     Investment income--net ...........................        4.13%      4.46%      3.96%       4.40%     4.63%
                                                                             =======    =======    =======     =======   =======
--------------------------------------------------------------------------------------------------------------------------------
Supplemental         Net assets, end of year (in thousands) ...........      $ 2,565    $ 2,664    $ 3,814     $ 1,835   $ 1,495
Data:                                                                        =======    =======    =======     =======   =======
                     Portfolio turnover ...............................       32.60%     25.66%     89.30%      23.32%    24.64%
                                                                             =======    =======    =======     =======   =======
--------------------------------------------------------------------------------------------------------------------------------

                    *Total investment returns exclude the effects of sales
                     charges.

                     See Notes to Financial Statements.

Merrill Lynch Massachusetts Municipal Bond Fund                    July 31, 2001

FINANCIAL INFORMATION (concluded)

Financial Highlights (concluded)

The following per share data and ratios have been derived from information provided in the financial statements.

                                                                                                Class D
                                                                            -----------------------------------------------
                                                                                       For the Year Ended July 31,
                                                                            -----------------------------------------------
Increase (Decrease) in Net Asset Value:                                       2001      2000      1999       1998    1997
---------------------------------------------------------------------------------------------------------------------------
Per Share            Net asset value, beginning of year ...............     $ 10.17   $ 10.63   $ 11.15    $ 11.07  $ 10.61
Operating                                                                   -------   -------   -------    -------  -------
Performance:         Investment income--net ...........................         .49       .50       .50        .55      .55
                     Realized and unrealized gain (loss) on
                     investments--net .................................         .50      (.39)     (.52)       .08      .46
                                                                            -------   -------   -------    -------  -------
                     Total from investment operations .................         .99       .11      (.02)       .63     1.01
                                                                            -------   -------   -------    -------  -------
                     Less dividends and distributions:
                      Investment income--net ..........................        (.49)     (.50)     (.50)      (.55)    (.55)
                      In excess of realized gain on investments--net ..          --      (.07)       --         --       --
                                                                            -------   -------   -------    -------  -------
                     Total dividends and distributions ................        (.49)     (.57)     (.50)      (.55)    (.55)
                                                                            -------   -------   -------    -------  -------
                     Net asset value, end of year .....................     $ 10.67   $ 10.17   $ 10.63    $ 11.15  $ 11.07
                                                                            =======   =======   =======    =======  =======
---------------------------------------------------------------------------------------------------------------------------
Total Investment     Based on net asset value per share ...............       9.88%     1.28%     (.30%)     5.82%    9.80%
Return:*                                                                    =======   =======   =======    =======  =======
---------------------------------------------------------------------------------------------------------------------------
Ratios to Average    Expenses .........................................       1.13%     1.09%     1.06%       .96%     .93%
Net Assets:                                                                 =======   =======   =======    =======  =======
                     Investment income--net ...........................       4.65%     4.97%     4.47%      4.91%    5.13%
                                                                            =======   =======   =======    =======  =======
---------------------------------------------------------------------------------------------------------------------------
Supplemental         Net assets, end of year (in thousands) ...........     $ 3,326   $ 2,931   $ 3,647    $ 2,837  $ 1,602
Data:                                                                       =======   =======   =======    =======  =======
                     Portfolio turnover ...............................      32.60%    25.66%    89.30%     23.32%   24.64%
                                                                            =======   =======   =======    =======  =======
---------------------------------------------------------------------------------------------------------------------------

                    *Total investment returns exclude the effects of sales
                     charges.

                     See Notes to Financial Statements.

Merrill Lynch Massachusetts Municipal Bond Fund                    July 31, 2001

NOTES TO FINANCIAL STATEMENTS

1. Significant Accounting Policies:

Merrill Lynch Massachusetts Municipal Bond Fund (the "Fund") is part of Merrill Lynch Multi-State Municipal Series Trust (the "Trust"). The Fund is registered under the Investment Company Act of 1940 as a non-diversified, open-end management investment company. The Fund's financial statements are prepared in conformity with accounting principles generally accepted in the United States of America, which may require the use of management accruals and estimates. The Fund offers four classes of shares under the Merrill Lynch Select PricingSM System. Shares of Class A and Class D are sold with a front-end sales charge. Shares of Class B and Class C may be subject to a contingent deferred sales charge. All classes of shares have identical voting, dividend, liquidation and other rights and the same terms and conditions, except that Class B, Class C and Class D Shares bear certain expenses related to the account maintenance of such shares, and Class B and Class C Shares also bear certain expenses related to the distribution of such shares. Each class has exclusive voting rights with respect to matters relating to its account maintenance and distribution expenditures. The following is a summary of significant accounting policies followed by the Fund.

(a) Valuation of investments--Municipal bonds and other portfolio securities in which the Fund invests are traded primarily in the over-the-counter municipal bond and money markets and are valued at the last available bid price in the over-the-counter market or on the basis of yield equivalents as obtained from one or more dealers that make markets in the securities. Financial futures contracts and options thereon, which are traded on exchanges, are valued at their settlement prices as of the close of such exchanges. Short-term investments with remaining maturities of sixty days or less are valued at amortized cost, which approximates market value. Securities and assets for which market quotations are not readily available are valued at fair value as determined in good faith by or under the direction of the Board of Trustees of the Trust, including valuations furnished by a pricing service retained by the Trust, which may utilize a matrix system for valuations. The procedures of the pricing service and its valuations are reviewed by the officers of the Trust under the general supervision of the Trustees.

(b) Derivative financial instruments--The Fund may engage in various portfolio investment strategies to increase or decrease the level of risk to which the Fund is exposed more quickly and efficiently than transactions in other types of instruments. Losses may arise due to changes in the value of the contract or if the counterparty does not perform under the contract.

 . Financial futures contracts--The Fund may purchase or sell financial futures contracts and options on such futures contracts for the purpose of hedging the market risk on existing securities or the intended purchase of securities. Futures contracts are contracts for delayed delivery of securities at a specific future date and at a specific price or yield. Upon entering into a contract, the Fund deposits and maintains as collateral such initial margin as required by the exchange on which the transaction is effected. Pursuant to the contract, the Fund agrees to receive from or pay to the broker an amount of cash equal to the daily fluctuation in value of the contract. Such receipts or payments are known as variation margin and are recorded by the Fund as unrealized gains or losses. When the contract is closed, the Fund records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed.

(c) Income taxes--It is the Fund's policy to comply with the requirements of the Internal Revenue Code applicable to regulated invest ment companies and to distribute substantially all of its taxable income to its shareholders. Therefore, no Federal income tax provision is required.

(d) Security transactions and investment income--Security transactions are recorded on the dates the transactions are entered into (the trade dates). Realized gains and losses on security transactions are determined on the identified cost basis. Interest income is recognized on the accrual basis. The Fund will adopt the provisions to amortize all premiums and discounts on debt securities effec-

Merrill Lynch Massachusetts Municipal Bond Fund                    July 31, 2001
tive August 1, 2001, as now required under the new AICPA Audit and Accounting Guide for Investment Companies. The cumulative effect of this accounting change will have no impact on the total net assets of the Fund, but will result in a $28,059 increase to the cost of securities and a corresponding $28,059 decrease to net unrealized appreciation, based on securities held as of July 31, 2001.

(e) Prepaid registration fees--Prepaid registration fees are charged to expense as the related shares are issued.

(f) Dividends and distributions--Dividends from net investment income are declared daily and paid monthly. Distributions of capital gains are recorded on the ex-dividend dates. Distributions in excess of realized capital gains are due primarily to differing tax treatments for futures transactions and post-October losses.

(g) Expenses--Certain expenses have been allocated to the individual Funds in the Trust on a pro rata basis upon the respective aggregate net asset value of each Fund included in the Trust.

2. Investment Advisory Agreement and Transactions with Affiliates:

The Fund has entered into an Investment Advisory Agreement with Fund Asset Management, L.P. ("FAM"). The general partner of FAM is Princeton Services, Inc. ("PSI"), an indirect, wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("ML & Co."), which is the limited partner. The Fund has also entered into a Distribution Agreement and Distribution Plans with FAM Distributors, Inc. ("FAMD" or the "Distributor"), which is a wholly-owned subsidiary of Merrill Lynch Group, Inc.

FAM is responsible for the management of the Fund's portfolio and provides the necessary personnel, facilities, equipment and certain other services necessary to the operations of the Fund. For such services, the Fund pays a monthly fee based upon the average daily value of the Fund's net assets at the following annual rates: .55% of the Fund's average daily net assets not exceeding $500 million; .525% of average daily net assets in excess of $500 million but not exceeding $1 billion; and .50% of average daily net assets in excess of $1 billion.

Pursuant to the Distribution Plans adopted by the Fund in accordance with Rule 12b-1 under the Investment Company Act of 1940, the Fund pays the Distributor ongoing account maintenance and distribution fees. The fees are accrued daily and paid monthly at annual rates based upon the average daily net assets of the shares as follows:

-----------------------------------------------------------------------
                                             Account       Distribution
                                         Maintenance Fee       Fee
-----------------------------------------------------------------------
Class B.................                      .25%             .25%
Class C.................                      .25%             .35%
Class D.................                      .10%              --
-----------------------------------------------------------------------

Pursuant to a sub-agreement with the Distributor, Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), a subsidiary of ML & Co., also provides account maintenance and distribution services to the Fund. The ongoing account maintenance fee compensates the Distributor and MLPF&S for providing account maintenance services to Class B, Class C and Class D shareholders. The ongoing distribution fee compensates the Distributor and MLPF&S for providing shareholder and distribution-related services to Class B and Class C shareholders.

For the year ended July 31, 2001, FAMD earned underwriting discounts and MLPF&S earned dealer concessions on sales of the Fund's Class D Shares as follows:

--------------------------------------------------------
                                        FAMD      MLPF&S
--------------------------------------------------------
Class D....................             $325      $3,894
--------------------------------------------------------

For the year ended July 31, 2001, MLPF&S received contingent deferred sales charges of $35,623 and $145 relating to transactions in Class B and Class C Shares, respectively.

Financial Data Services, Inc. ("FDS"), a wholly- owned subsidiary of ML & Co., is the Fund's transfer agent.

Prior to January 1, 2001, FAM provided accounting services to the Fund at its cost and the Fund reimbursed FAM for these services. FAM continues to provide certain accounting services to the Fund. The Fund reimbursed FAM at its cost for such services. For the year ended July 31, 2001, the Fund

Merrill Lynch Massachusetts Municipal Bond Fund                    July 31, 2001

reimbursed FAM an aggregate of $15,916 for the above-described services. The Fund entered into an agreement with State Street Bank and Trust Company ("State Street"), effective January 1, 2001, pursuant to which State Street provides certain accounting services to the Fund. The Fund pays a fee for these services.

Certain officers and/or trustees of the Fund are officers and/or directors of FAM, PSI, FDS, FAMD, and/or ML & Co.

3. Investments:

Purchases and sales of investments, excluding short-term securities, for the year ended July 31, 2001 were $14,235,970 and $14,524,941, respectively.

Net realized gains for the year ended July 31, 2001 and net unrealized gains as of July 31, 2001 were as follows:

------------------------------------------------------------------------
                                                Realized      Unrealized
                                                 Gains          Gains
------------------------------------------------------------------------
Long-term investments ...............          $  282,384    $ 2,663,126
                                               ----------    -----------
Total ...............................          $  282,384    $ 2,663,126
                                               ==========    ===========
------------------------------------------------------------------------

As of July 31, 2001, net unrealized appreciation for Federal income tax purposes aggregated $2,663,126, of which $3,465,726 related to appreciated securities and $802,600 related to depreciated securities. The aggregate cost of investments at July 31, 2001 for Federal income tax purposes was $44,119,360.

4. Beneficial Interest Transactions:

Net decrease in net assets derived from beneficial interest transactions was $3,002,385 and $9,325,797 for the years ended July 31, 2001 and July 31, 2000, respectively.

Transactions in shares of beneficial interest for each class were as follows:

-------------------------------------------------------------------------
Class A Shares for the Year                                     Dollar
Ended July 31, 2001                               Shares        Amount
-------------------------------------------------------------------------
Shares sold .........................              20,348    $    213,007
Shares issued to shareholders
in reinvestment of dividends ........               7,407          77,465
                                             ------------    ------------
Total issued ........................              27,755         290,472
Shares redeemed .....................             (46,021)       (482,062)
                                             ------------    ------------
Net decrease ........................             (18,266)   $   (191,590)
                                             ============    ============
-------------------------------------------------------------------------

-------------------------------------------------------------------------
Class A Shares for the Year                                     Dollar
Ended July 31, 2000                                Shares       Amount
-------------------------------------------------------------------------
Shares sold .........................              20,599    $    206,043
Shares issued to shareholders
in reinvestment of dividends
and distributions ...................              10,663         106,659
                                             ------------    ------------
Total issued ........................              31,262         312,702
Shares redeemed .....................            (122,611)     (1,230,778)
                                             ------------    ------------
Net decrease ........................             (91,349)   $   (918,076)
                                             ============    ============
-------------------------------------------------------------------------

-------------------------------------------------------------------------
Class B Shares for the Year                                     Dollar
Ended July 31, 2001                                Shares       Amount
-------------------------------------------------------------------------
Shares sold .........................             335,082    $  3,503,678
Shares issued to shareholders
in reinvestment of dividends ........              73,550         769,285
                                             ------------    ------------
Total issued ........................             408,632       4,272,963
Automatic conversion
of shares ...........................             (40,157)       (417,499)
Shares redeemed .....................            (640,320)     (6,677,394)
                                             ------------    ------------
Net decrease ........................            (271,845)   $ (2,821,930)
                                             ============    ============
-------------------------------------------------------------------------

-------------------------------------------------------------------------
Class B Shares for the Year                                     Dollar
Ended July 31, 2000                                Shares       Amount
-------------------------------------------------------------------------
Shares sold .........................             283,023    $  2,846,709
Shares issued to shareholders
in reinvestment of dividends
and distributions ...................             107,915       1,078,734
                                             ------------    ------------
Total issued ........................             390,938       3,925,443
Automatic conversion
of shares ...........................             (18,267)       (185,116)
Shares redeemed .....................          (1,056,706)    (10,623,099)
                                             ------------    ------------
Net decrease ........................            (684,035)   $ (6,882,772)
                                             ============    ============
-------------------------------------------------------------------------

-------------------------------------------------------------------------
Class C Shares for the Year                                     Dollar
Ended July 31, 2001                                Shares       Amount
-------------------------------------------------------------------------
Shares sold .........................             109,124    $  1,146,801
Shares issued to shareholders
in reinvestment of dividends ........               8,816          92,174
                                             ------------    ------------
Total issued ........................             117,940       1,238,975
Shares redeemed .....................            (139,436)     (1,470,123)
                                             ------------    ------------
Net decrease ........................             (21,496)   $   (231,148)
                                             ============    ============
-------------------------------------------------------------------------

Merrill Lynch Massachusetts Municipal Bond Fund                    July 31, 2001

-------------------------------------------------------------------------
Class C Shares for the Year                                     Dollar
Ended July 31, 2000                                Shares       Amount
-------------------------------------------------------------------------
Shares sold .........................              86,247    $    860,601
Shares issued to shareholders
in reinvestment of dividends
and distributions ...................              11,955         119,548
                                             ------------    ------------
Total issued ........................              98,202         980,149
Shares redeemed .....................            (195,078)     (1,956,183)
                                             ------------    ------------
Net decrease ........................             (96,876)   $   (976,034)
                                             ============    ============
-------------------------------------------------------------------------

-------------------------------------------------------------------------
Class D Shares for the Year                                     Dollar
Ended July 31, 2001                                Shares       Amount
-------------------------------------------------------------------------
Shares sold .........................              23,970    $    248,932
Automatic conversion
of shares ...........................              40,157         417,499
Shares issued to shareholders
in reinvestment of dividends ........               4,581          47,948
                                             ------------    ------------
Total issued ........................              68,708         714,379
Shares redeemed .....................             (45,208)       (472,096)
                                             ------------    ------------
Net increase ........................              23,500    $    242,283
                                             ============    ============
-------------------------------------------------------------------------

-------------------------------------------------------------------------
Class D Shares for the Year                                     Dollar
Ended July 31, 2000                                Shares       Amount
-------------------------------------------------------------------------
Shares sold .........................              51,622    $    518,180
Automatic conversion
of shares ...........................              18,268         185,116
Shares issued to shareholders
in reinvestment of dividends
and distributions ...................               5,491          54,903
                                             ------------    ------------
Total issued ........................              75,381         758,199
Shares redeemed .....................            (130,149)     (1,307,114)
                                             ------------    ------------
Net decrease ........................             (54,768)   $   (548,915)
                                             ============    ============
-------------------------------------------------------------------------

5. Short-Term Borrowings:

On December 1, 2000, the Fund, along with certain other funds managed by FAM and its affiliates, renewed and amended a $1,000,000,000 credit agreement with Bank One, N.A. and certain other lenders. The Fund may borrow under the credit agreement to fund shareholder redemptions and for other lawful purposes other than for leverage. The Fund may borrow up to the maximum amount allowable under the Fund's current prospectus and statement of additional information, subject to various other legal, regulatory or contractual limits. The Fund pays a commitment fee of .09% per annum based on the Fund's pro rata share of the unused portion of the facility. Amounts borrowed under the facility bear interest at a rate equal to, at each fund's election, the Federal Funds rate plus .50% or a base rate as determined by Bank One, N.A. The Fund did not borrow under the facility during the year ended July 31, 2001.

6. Capital Loss Carryforward:

At July 31, 2001, the Fund had a net capital loss carryforward of approximately $1,782,000, of which $474,000 expires in 2008 and $1,308,000 expires in 2009.
This amount will be available to offset like amounts of any future taxable gains.

IMPORTANT TAX INFORMATION (unaudited)

All of the net investment income distributions paid monthly by Merrill Lynch Massachusetts Municipal Bond Fund during its taxable year ended July 31, 2001 qualify as tax-exempt interest dividends for Federal income tax purposes.

Please retain this information for your records.

Merrill Lynch Massachusetts Municipal Bond Fund                    July 31, 2001

INDEPENDENT AUDITORS' REPORT

The Board of Trustees and Shareholders,
Merrill Lynch Massachusetts Municipal Bond Fund of Merrill Lynch Multi-State Municipal Series Trust:

We have audited the accompanying statement of assets and liabilities, including the schedule of investments, of Merrill Lynch Massachusetts Municipal Bond Fund of Merrill Lynch Multi-State Municipal Series Trust as of July 31, 2001, the related statements of operations for the year then ended and changes in net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years presented. These financial statements and the financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and the financial highlights based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and the financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned at July 31, 2001 by correspondence with the custodian and brokers; where replies were not received from brokers, we performed other auditing procedures. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements and financial highlights present fairly, in all material respects, the financial position of Merrill Lynch Massachusetts Municipal Bond Fund of Merrill Lynch Multi-State Municipal Series Trust as of July 31, 2001, the results of its operations, the changes in its net assets, and the financial highlights for the respective stated periods in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche LLP
New York, New York
September 10, 2001

OFFICERS AND TRUSTEES

Terry K. Glenn, President and Trustee
James H. Bodurtha, Trustee
Herbert I. London, Trustee
Joseph L. May, Trustee
Andre F. Perold, Trustee
Roberta Cooper Ramo, Trustee
Vincent R. Giordano, Senior Vice President
Kenneth A. Jacob, Vice President
Theodore R. Jaeckel Jr., Vice President
Donald C. Burke, Vice President and Treasurer
Alice A. Pellegrino, Secretary

Custodian

State Street Bank and Trust Company
P.O. Box 351
Boston, MA 02101

Transfer Agent

Financial Data Services, Inc.
4800 Deer Lake Drive East
Jacksonville, FL 32246-6484
(800) 637-3863

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This report is not authorized for use as an offer of sale or a solicitation of an offer to buy shares of the Fund unless accompanied or preceded by the Fund's current prospectus. Past performance results shown in this report should not be considered a representation of future performance. Investment return and principal value of shares will fluctuate so that shares, when redeemed, may be worth more or less than their original cost. Statements and other information herein are as dated and are subject to change.

Merrill Lynch Massachusetts
Municipal Bond Fund
Merrill Lynch Multi-State
Municipal Series Trust
Box 9011
Princeton, NJ
08543-9011

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